EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-119712, 333-109854, 333-98577, 333-66356, 333-44592, 333-84099, 333-50267) on Form S-8 of Talon International, Inc. and subsidiaries of our report dated March 29, 2010, relating to our audit of the consolidated financial statements, and the financial statement schedule, which appears in this Annual Report on Form 10-K of Talon International, Inc. and subsidiaries for the year ended December 31, 2009. Our report dated March 29, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ SingerLewak LLP SINGERLEWAK LLP Los Angeles, California March 29, 2010